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Exhibit (a)(2)(xxxviii)

May 28, 2004

Letter from Igor Landau on behalf of the Management Board
to Aventis shareholders in the United States

Sanofi-Aventis—A new leader in the pharmaceutical industry

Dear Shareholders,

        On April 25, 2004, the Aventis Supervisory Board voted to recommend the acceptance by Aventis shareholders of a substantially improved offer made by Sanofi-Synthélabo. Pursuant to Sanofi-Synthélabo's improved offer, Aventis' shareholders will receive (i) 0.8333 of a newly-issued Sanofi- Synthélabo ordinary share, and €20 in cash, without interest, for each Aventis share tendered, and (ii) 1.6667 newly-issued Sanofi-Synthélabo American depository shares, and €20 in cash, without interest, for each Aventis American depository share tendered.

        The completion of the offer is subject to a minimum tender of 50% of Aventis' share capital and voting rights, plus one share, on a fully-diluted basis and an approval at an extraordinary shareholders meeting of Sanofi-Synthélabo of the resolutions necessary for the issuance of Sanofi-Synthélabo shares to be issued to tendering Aventis shareholders pursuant to the offer.

        The Aventis Supervisory Board has concluded that Sanofi-Synthélabo's improved offer is in the interest of Aventis, its shareholders, and employees and, therefore, recommends that Aventis' shareholders tender their Aventis shares in Sanofi-Synthélabo's improved offer.

        The Supervisory Board's recommendation was based on a majority consisting of 13 out of the 16 members present or represented, with two votes against and one abstention. In arriving at its recommendation, the Supervisory Board gave careful consideration to a number of factors, including, among other things, the oral opinion of Goldman Sachs International ltd, Morgan Stanley & Co Ltd and Rothschild & Cie that the consideration offered by Sanofi-Synthélabo in its improved offer is fair to Aventis' shareholders from a financial point of view. To assist you in your consideration of the offer, we have enclosed with this letter a copy of the Supervisory Board's full recommendation, a description of our agreement with Sanofi-Synthélabo, summaries of the opinions of our financial advisors and the full text of their written opinions. In addition, we urge you to read Aventis' Solicitation/Recommendation Statement on Schedule 14D-9 and all amendments thereto filed by Aventis with the Securities and Exchange Commission, as it contains important information.

        Sanofi-Aventis will build on the strengths of each company and will capitalize on the joint expertise of all people. In the last four years, thanks to the energy, expertise and commitment of our employees and support of our shareholders, we have made Aventis a true success story and a global leader. My Management Board colleagues and I are confident that with the same commitment and talent, the new company Sanofi-Aventis will be an even greater success and play a leading role in the pharmaceutical industry worldwide.

        On behalf of my Management Board colleagues, I thank you for your support.

Sincerely,

Igor Landau
Chairman of the Management Board

        If you have any questions, please call our Information Agent,
        Innisfree M&A Incorporated, at:

        +1-877-687-1871 (Toll-free from the U.S. and Canada)
        +1-646-822-7436 (Call collect from all other countries)

        +1-212-750-5833 (Banks and brokers call collect)

Aventis shareholders are urged to read Aventis' Solicitation/Recommendation Statement on Schedule 14D-9 and all amendments thereto filed by Aventis with the U.S. Securities and Exchange Commission (the "SEC"), as it contains important information. The Solicitation/Recommendation Statement and other public filings made from time to time by Aventis with the SEC are available without charge from the SEC's website at www.sec.gov.

2

INFORMATION FOR AVENTIS SHAREHOLDERS

TABLE OF CONTENTS

1. SUPERVISORY BOARD RECOMMENDATION DATED APRIL 25, 2004	1
2. AGREEMENT BETWEEN SANOFI-SYNTHÉLABO AND AVENTIS	3
3. CURRENT STATUS OF THE IMPROVED OFFER	5
4. OPINIONS OF FINANCIAL ADVISORS	5
ANNEX A—OPINION OF GOLDMAN SACHS INTERNATIONAL
ANNEX B—OPINION OF MORGAN STANLEY & CO. LIMITED
ANNEX C—OPINION OF ROTHSCHILD & CIE

1.     SUPERVISORY BOARD RECOMMENDATION DATED APRIL 25, 2004

        The Supervisory Board of Aventis convened on April 25, 2004, with Mr. Jürgen Dormann chairing the meeting. All members of the Supervisory Board were present or represented.

        The Supervisory Board took note of the terms of Sanofi-Synthélabo's improved offer, which Sanofi-Synthélabo has irrevocably undertaken to file on April 26, 2004 to acquire all of the shares and warrants of Aventis, which consists principally of a share and cash offer (the "Improved Principal Offer"), as well as a subsidiary exchange offer and a subsidiary cash offer (together the "Improved Subsidiary Offers" and together with the Improved Principal Offer, the "Improved Offer").

        The main terms of the Improved Offer are as follows:

•
Improved Principal Offer: Sanofi-Synthélabo offers to Aventis shareholders 0.8333 newly-issued Sanofi-Synthélabo ordinary shares (2003 dividend attached) and €20 in cash, without interest, for each Aventis share tendered (2003 dividend attached).

•
Improved Subsidiary Offers: Sanofi-Synthélabo also includes the following subsidiary exchange and cash offers:

•
Subsidiary Exchange Offer ("Improved Subsidiary Exchange Offer"): Sanofi-Synthélabo offers to Aventis shareholders 1.1739 newly-issued Sanofi-Synthélabo ordinary shares (2003 dividend attached) for each Aventis share tendered (2003 dividend attached).

•
Subsidiary Cash Offer ("Improved Subsidiary Cash Offer"): Sanofi-Synthélabo offers to Aventis shareholders €68.93 for each Aventis share tendered (2003 dividend attached).

        The Improved Offer consists of 71% of Sanofi-Synthélabo ordinary shares and 29% of cash. The Improved Offer will also include an offer to acquire the outstanding warrants for German Aventis employees for consideration determined in light of the warrants' terms and the terms of the Improved Offer.

        Aventis shareholders will be entitled to tender their shares either into the Improved Principal Offer or into one or the other of the Improved Subsidiary Offers, by combining the Improved Principal Offer and the Improved Subsidiary Offers. The reduction principles applying to Sanofi-Synthélabo's original offer will apply in the same manner to the Improved Offer.

        The Supervisory Board also took note of the fact that concurrently with the Improved Offer, Sanofi-Synthélabo had irrevocably undertaken to file a corresponding revised offer in Germany with the Bundesanstalt für Finanzdienstleistungsaufsicht, and a corresponding revised offer in the United States with the Securities and Exchange Commission.

        The Supervisory Board noted that, with the exception of the antitrust condition—which Sanofi-Synthélabo has undertaken to withdraw—the Improved Offer will be subject to the same conditions as the offer filed by Sanofi-Synthélabo on January 26, 2004:

•
minimum tender of 50% of Aventis' share capital and voting rights, plus one share, on a fully-diluted basis; and

•
approval at an extraordinary shareholders meeting of Sanofi-Synthélabo of the resolutions necessary for the issuance of Sanofi-Synthélabo shares to be issued to Aventis shareholders pursuant to the Improved Offer, the Supervisory Board acknowledging that Total and L'Oréal have undertaken to vote in favor of such issuance.

        The Supervisory Board also took note of the terms of a proposed Agreement between Sanofi-Synthélabo and Aventis containing, in particular, the principles according to which the combined Aventis/Sanofi-Synthélabo group will operate and function:

  •
  the name of the new group will be Sanofi-Aventis;

  •
  the board of directors will comprise 17 members including (i) eight members selected by the Aventis Supervisory Board, including the Vice-Chairman of the Board, who shall be a German representative, (ii) eight members selected by the Sanofi-Synthélabo board of directors and (iii) the Chairman and CEO, Mr. Jean-François Dehecq;

  •
  the board of directors of the combined group will appoint four committees (Strategic Committee, Compensation and Nomination Committee, Audit Committee and Scientific Committee) which will consist of an equal number of Aventis and Sanofi-Synthélabo directors, two of such committees being chaired by a director designated by Aventis and two being chaired by a director designated by Sanofi-Synthélabo;

  •
  an integration committee consisting of an equal number of persons selected from Aventis and Sanofi-Synthélabo and Mr. Jean-François Dehecq as Chairman, will oversee the integration of the two companies and select the managers of the combined group based on a "best of the best" principle;

  •
  a comité de direction shall include an equal number of persons selected from Aventis and Sanofi-Synthélabo and Mr. Jean-François Dehecq as Chairman; and

  •
  the strong Franco-German heritage of Aventis and the key nature of the German assets, and especially the manufacturing and research facilities located in Frankfurt Germany, are expressly acknowledged.

        According to such Agreement, Aventis will withdraw all claims against Sanofi-Synthélabo and/or the Autorité des marchés financiers in connection with the Sanofi-Synthélabo's offers and will announce its decision not to put to the vote of its shareholders the resolutions relating to (i) the issuance of Plavix warrants, and (ii) the limitation of voting rights.

        The Supervisory Board also notes that discussions took place between representatives of Aventis and representatives of Novartis regarding a potential combination and that, to date, Novartis has not submitted any offer to Aventis.

        On the basis of the foregoing, the Supervisory Board, after having duly deliberated, and in accordance with Article 12 of the Règlement 2002-04 of the Commission des Opérations de Bourse, made the following determination regarding the terms of Sanofi-Synthélabo's Improved Offer and its consequences on the company, its shareholders and its employees.

        The Supervisory Board determined that:

  •
  the terms of the Improved Offer reflect a substantial increase in the premium offered to Aventis shareholders which is now in line with comparable transactions and other valuation methods;

  •
  compared to Sanofi-Synthélabo's initial offer, the revised exchange ratio reflects adequately the expected growth potential of Aventis in the next few years and its expected contribution to the results and growth of the combined group;

  •
  the governance rules and contemplated integration processes, as defined in the proposed Agreement, should allow a smooth and quick integration between the two companies;

  •
  the status of the review by, and negotiation with, the antitrust authorities in Europe and in the United States, lead to believe that the commitments to secure approval should not significantly impact the growth profile of the combined group; and

  •
  while acknowledging that, if the risk of losing the Plavix litigation were to materialize, the effect could be significant, the Supervisory Board noted that Sanofi-Synthélabo has represented in the Agreement that the disclosure in its Registration Statements on US Form F-4 regarding the Plavix litigation is true and correct in all material respects and that there are no material omissions from that disclosure that make such disclosure misleading in any material respects.

        The Supervisory Board noted the oral opinion of Goldman Sachs International ltd, Morgan Stanley & Co Ltd and Rothschild & Cie that the consideration offered by Sanofi-Synthélabo in the Improved Offer was fair from a financial point of view.

        Based on the foregoing, the Supervisory Board concludes that Sanofi-Synthélabo's Improved Offer is in the interest of the Company, its shareholders and employees and, therefore, authorizes the Management Board to execute the Agreement with Sanofi-Synthélabo and recommends that Aventis' shareholders tender their Aventis shares in the Improved Offer.

        The Supervisory Board's recommendation is based on a majority consisting of 13 out of the 16 members present or represented, with two votes against and Ms. Razzouqi abstaining.

        The Supervisory Board resolves that the legally-available treasury shares held by the company and its subsidiaries will be tendered in the Improved Offer, and gives authority to the Chairman of the Management Board to finalize and sign the note d'information in response.

        Those members of the Supervisory Board recommending the Improved Offer (and therefore not the above-mentioned two members or Ms. Razzouqi) have indicated their intention to tender their own securities into the Improved Offer.

2.     AGREEMENT BETWEEN SANOFI-SYNTHÉLABO AND AVENTIS

        On April 25, 2004, Sanofi-Synthélabo ("Sanofi") proposed an improvement to its offer (in its final form, the "Improved Offer"). Following several rounds of negotiations, Sanofi offered (i) 0.8333 of a newly-issued Sanofi ordinary share, and €20 in cash, without interest, for each Ordinary Share tendered, and (ii) 1.6667 newly-issued Sanofi American depository shares, and €20 in cash, without interest, for each ADS tendered. After confirming that Novartis did not intend to submit a bid for the Supervisory Board's consideration, the Supervisory Board met to consider Sanofi's Improved Offer.

        The Supervisory Board determined that: (i) the terms of the Improved Offer reflected a substantial increase in the premium offered to Aventis shareholders in line with comparable transactions and other valuation methods; (ii) compared to Sanofi's initial offer, the revised exchange ratio reflected adequately the expected growth potential of Aventis in the next few years and its expected contribution to the results and growth of the combined group; (iii) the agreed-upon governance rules and contemplated integration processes should allow a smooth and quick integration between the two companies; (iv) the status of the review by, and negotiation with, the antitrust authorities in Europe and the United States, was such that the commitments to secure approval should not significantly impact the growth profile of the combined group; and (v) while the impact would be significant if the risk of losing the Plavix litigation was to materialize, Sanofi was representing that the disclosure in its Registration Statement on Form F-4 regarding the Plavix litigation is true and correct in all material respects and that there were no material omissions from that disclosure that made such disclosure misleading in any material respects.

        Based on the foregoing, the Supervisory Board concluded that Sanofi's Improved Offer was in the interest of Aventis, its shareholders, and employees and, therefore, recommended that Aventis' shareholders tender their Aventis shares in the Improved Offer.

        The Supervisory Board's recommendation was based on a majority consisting of 13 out of the 16 members present or represented, with two votes against and Ms. Razzouqi abstaining.

        Following the meeting of the Supervisory Board, Aventis and Sanofi entered into an agreement, dated as of April 25, 2004, providing for the terms of Sanofi's revised offer and certain other letter (the "Agreement").

        Pursuant to the Agreement, Sanofi agreed to increase its offer to 0.8333 of a newly-issued Sanofi ordinary share and €20 in cash, without interest, for each Aventis share tendered.

        Under the Agreement, the revised offers will have the same mix and match election features as in the original offers adjusted for the increased consideration with the stock portion representing 71% and the cash portion representing 29% of the consideration offered, the all stock component representing 1.1739 newly-issued Sanofi ordinary shares for each Aventis ordinary share tendered and the all cash component representing €68.93 in cash, without interest, for each Aventis ordinary share tendered. The reduction principles applying to Sanofi's initial offer will apply in the same manner to the Improved Offer.

        Sanofi also agreed not to decrease the minimum tender condition in the revised offers or in any subsequent recommended offer, not to include an antitrust condition in the revised offers and to file the necessary documentation for the revised offers with the appropriate regulatory authorities as promptly as practicable.

        The Agreement also provides the following:

  •
  the name of the new group will be Sanofi-Aventis;

  •
  the board of directors will comprise 17 members including (i) eight members selected by the Aventis Supervisory Board, including the Vice-Chairman of the Board, who shall be a German representative, (ii) eight members selected by the Sanofi board of directors and (iii) the Chairman and CEO, Mr. Jean-François Dehecq;

  •
  the board of directors of the combined group will appoint four committees (Strategic Committee, Compensation and Nomination Committee, Audit Committee and Scientific Committee) which will consist of an equal number of Aventis and Sanofi directors, two of such committees being chaired by a director designated by Aventis and two being chaired by a director designated by Sanofi;

  •
  an integration committee consisting of an equal number of persons selected from Aventis and Sanofi plus Mr. Jean-François Dehecq as Chairman, will oversee the integration of the two companies and select the managers of the combined group based on a "best of the best" principle;

  •
  a comité de direction shall include an equal number of persons selected from Aventis and Sanofi plus Mr. Jean-François Dehecq as Chairman;

  •
  Aventis will not solicit, initiate or encourage any competing offer;

  •
  Pending completion of the revised offers, Sanofi and Aventis will in general conduct their businesses in the ordinary and usual course;

  •
  Aventis will withdraw with prejudice the litigation pending against the AMF and/or Sanofi in connection with the offers; and

  •
  Aventis will reschedule its Annual General Meeting and remove the resolutions on the Plavix warrants and the limitation of voting rights from the agenda.

        In addition, under the Agreement, for 18 months following successful completion of the revised offers, Sanofi will permit the Aventis employees who are members of the Aventis Management Board or the Aventis Operations Management Committee (a total of 12 people, not including Mr. Igor Landau) and whose employment is terminated (including if they decide to leave for professional dissatisfaction, but excluding termination for willful misconduct) to receive the compensation specified in their existing written termination packages, and Sanofi will not contest the termination packages. Aventis represented that, to its best knowledge, such termination packages have been approved in accordance with applicable law. For 12 months following expiration of the revised offers, Sanofi shall maintain Aventis' existing severance policies. Finally, Sanofi will treat Aventis stock options in general in a manner that preserves their economic value for their holders and enables the holders not to be affected by the revised offers and to benefit from their terms once the stock options become exercisable, without undue cost to the holders, Sanofi or Aventis. Pursuant to the Amendment Agreement between Aventis and Sanofi, dated as of May 19, 2004, Sanofi will offer all Aventis stock option holders a liquidity agreement whereby Sanofi will undertake to exchange the Aventis shares purchased or subscribed pursuant to the exercise of Aventis stock options, whether before or after the close of the Improved Offer, at an exchange ratio of 1.1739 Sanofi shares for each Aventis share, subject to adjustment in case of any event affecting the share capital or net equity of Aventis or Sanofi.

        Sanofi also sent a letter agreement to Mr. Igor Landau setting out Sanofi's commitment to honor Mr. Landau's compensation agreements with Aventis and arrangements with respect to Mr. Landau's retirement from Aventis and his role in the combined company.

        Aventis also received confirmation that Total and L'Oreal would vote in favor of the required share increase to Sanofi's share capital as well as in favor of the change to Sanofi's name and Sanofi's Board of Directors as contemplated by the Agreement.

3.     CURRENT STATUS OF THE IMPROVED OFFER

        The AMF declared the Improved Offer acceptable (recevable) on May 4, 2004. On May 7, 2004, the AMF granted its approval (visa) of Sanofi's information memorandum (note d'information) in respect of the Improved Offer in France. On May 13, 2004, the Securities and Exchange Commission declared the amendment to Sanofi's registration statement on Form F-4 containing a prospectus supplement effective. According to a press release issued by Sanofi on May 26, 2004, Sanofi has extended the Improved Offer in the United States until 5:00 p.m. (Eastern Daylight Time) on Wednesday June 30, 2004, unless it is extended or withdrawn prior to that time.

        According to a press release issued by Sanofi on May 14, 2004, the joint general and extraordinary meeting of Sanofi shareholders is scheduled for June 23, 2004. The Annual General Meeting of Aventis shareholders is scheduled for June 1, 2004 or, in the event a quorum is not obtained at such meeting, the second convocation is scheduled for June 11, 2004.

        In accordance with the Agreement between Aventis and Sanofi, the Supervisory Board of Aventis has proposed Jean-Marc Bruel, Jürgen Dormann, Jean-René Fourtou, Serge Kampf, Igor Landau, Hubert Markl, Klaus Pohle and Hermann Scholl to be the members of the board of directors of Sanofi-Aventis.

4.     OPINIONS OF FINANCIAL ADVISORS

  Opinion of Goldman Sachs International

        At a meeting of the Supervisory Board of Aventis on April 25, 2004, Goldman Sachs International ("Goldman Sachs") rendered its oral opinion, subsequently confirmed in writing, that, as of April 25, 2004 and based upon and subject to the factors and assumptions set forth in its written opinion, the cash and stock consideration in the aggregate to be received by the holders of Aventis ordinary shares in the Improved Offer is fair from a financial point of view to such holders.

        The full text of the written opinion of Goldman Sachs, dated April 25, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A hereto. Holders of Aventis ordinary shares should read the opinion in its entirety. Goldman Sachs provided its opinion for the information and assistance of the Supervisory Board of Aventis in connection with the Supervisory Board's consideration of the Improved Offer. The Goldman Sachs opinion is not a recommendation as to whether a holder of Aventis ordinary shares should tender its shares in the Improved Offer and is not a recommendation as to whether a holder of Aventis ordinary shares should elect to receive the all-cash equivalent or the all-stock equivalent of the consideration to be received by it.

        In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

  •
  the letter agreement entered into by Aventis and Sanofi on April 25, 2004 (the "Agreement");

  •
  the Registration Statement on Form F-4 and Schedule TO, filed with the U.S. Securities and Exchange Commission by Sanofi, and the "Note d'Information" of Sanofi which received the AMF visa on February 12, 2004;

  •
  annual reports to shareholders of Aventis and Sanofi for the two years ended December 31, 2003;

  •
  certain interim reports to shareholders of Aventis and Sanofi;

  •
  certain other communications from Aventis and Sanofi to their respective shareholders; and

  •
  certain internal financial analyses and forecasts for Aventis prepared by its management.

        Goldman Sachs also held discussions with members of the senior management of Aventis regarding certain cost savings and operating synergies projected by the management of Aventis and Sanofi (as per Sanofi's public information) to result from the transaction contemplated by the Agreement. Goldman Sachs also held discussions with members of the senior management of Aventis regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of both Aventis and Sanofi. In addition, Goldman Sachs reviewed the reported price and trading activity for the Aventis ordinary shares and the Sanofi ordinary shares, compared certain financial and stock market information for Aventis and Sanofi with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the global pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

        Goldman Sachs relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In that regard, Goldman Sachs assumed with Aventis' consent that the internal financial forecasts prepared by the management of Aventis have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Aventis. Goldman Sachs did not have direct access to any non-public information relating to Sanofi, nor was it provided the opportunity to participate in any direct discussions with Sanofi or its advisors in relation to Sanofi or the terms of the Improved Offer. Goldman Sachs notes in its opinion that the management of Aventis and the management of Sanofi held discussions with respect to the past and current business operations, financial condition and future prospects of Sanofi, including the current Plavix litigation. In that regard, Goldman Sachs did not receive Sanofi's internal financial analyses and forecasts in connection with the opinion described above. Accordingly, based on the discussions Aventis held with management of Sanofi and with Aventis' consent, Goldman Sachs has assumed that the research analysts' estimates for Sanofi published by certain selected brokers and the Institutional Brokers Estimate System (IBES) are a reasonable basis upon which to evaluate the future financial performance of Sanofi and used such estimates in its analysis. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Aventis or Sanofi or any of their respective subsidiaries and nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs also has assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction contemplated by the Agreement will be obtained without any adverse effect on Aventis or Sanofi or on the expected benefits of the transaction in any way meaningful to its analysis.

        For the purpose of this opinion, Goldman Sachs also has assumed the risks associated with the Plavix litigation are appropriately reflected in the market price of Sanofi ordinary shares. Goldman Sachs' opinion speaks as of its date, and accordingly Goldman Sachs gives no opinion as to the fairness of the consideration in the event of the actual loss of the Plavix patent, however Goldman Sachs notes in its opinion that the actual loss of the patent could materially and adversely affect the value of the aggregate consideration to be received by holders of Aventis ordinary shares in the Improved Offer. Goldman Sachs noted that whereas selected research analyst consensus target prices valued the Sanofi ordinary shares at €62 per share (implied Improved Offer value of €72 per Aventis ordinary share), the corresponding consensus target price in the event of a loss of the Plavix patent would be reduced to

€47 per Sanofi ordinary share (implied Improved Offer value of €59 per Aventis ordinary share if there were certainty of loss of the patent).

        Broker estimates and target prices are not necessarily indicative of Sanofi share prices in the future, nor are they necessarily indicative of the actual outcome of the Plavix litigation. The actual effect on the value of the consideration received by Aventis shareholders may be significantly more or less than the effect suggested by broker estimates. The actual outcome of the Plavix litigation is uncertain and is based upon factors beyond the control of the parties or their respective advisors. Goldman Sachs assumes no responsibility if the effect of the outcome of the Plavix litigation on the share price of Sanofi ordinary shares is materially different than the assumptions made by Goldman Sachs for purposes of its analysis.

        The following is a summary of the material financial analyses used by Goldman Sachs in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs. The order of analyses described, and the results of those analyses, do not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs' financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 25, 2004 and is not necessarily indicative of current market conditions.

        Implied Premium Analysis.    Goldman Sachs compared the consideration to be received by holders of Aventis ordinary shares based on the exchange ratio contemplated in the Agreement of 0.8333 Sanofi ordinary share plus €20 in cash per Aventis ordinary share and the closing share prices of the Sanofi ordinary shares at various times (closing share prices on January 15, 2004, January 21, 2004 and April 23, 2004, and the volume weighted average share prices for the one-week, one-month, two-month, three-month, six-month and one-year periods ended January 21, 2004), to the volume weighted average share price of Aventis ordinary shares for the corresponding periods. This analysis indicated that the aggregate consideration per Aventis ordinary share to be received by holders of Aventis ordinary shares pursuant to the Improved Offer of 0.8333 Sanofi ordinary share plus €20 in cash per Aventis ordinary share represents a premium of 1% based on share prices as of the last trading day prior to announcement of the Improved Offer (April 23, 2004) and a premium of 30% to 38% based on unaffected share prices up to January 21, 2004.

        Contribution Analysis.    Goldman Sachs analyzed the relative historical and projected income statement contributions of Aventis and Sanofi, on a percentage basis, to the income statement and public market valuation items of the combined company following completion of the Improved Offer for the year 2003 and forecast for the year 2007, not including estimated synergies or incremental transaction related expenses. The future operating and financial information was based, for Aventis, on forecasts by senior management of Aventis and selected broker estimates and, for Sanofi, on selected broker estimates. Goldman Sachs analyzed the contributions of Aventis and Sanofi for sales, EBITA and reported net earnings excluding goodwill amortization, other non-cash effects of purchase accounting for the acquisition and offer-related exceptional items ("adjusted earnings"), before taking into account any of the potential benefits that may be realized by the combined company following completion of the Improved Offer. This analysis indicated that the income statement contribution of Aventis to the pro forma combined company on these bases, would range from 56% to 68%. The relative equity market capitalization contribution of Aventis to the pro forma combined entity, based on the market capitalization of Aventis and Sanofi using the closing prices of Aventis and Sanofi ordinary shares on January 21, 2004, would be 51%.

        Goldman Sachs compared all of the above results with the expected percentage ownership of holders of Aventis ordinary shares in the combined company of 49.1% based on diluted shares outstanding as of December 31, 2003 and the cash consideration of €20 per Aventis ordinary share tendered.

        Selected Companies Analysis.    Goldman Sachs reviewed and compared selected financial information, ratios and public market multiples for Aventis at the implied value of the Improved Offer to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the pharmaceutical industry:

  •
  Abbott Laboratories Inc.;

  •
  AstraZeneca Plc;

  •
  Eli Lilly and Company;

  •
  GlaxoSmithKline Plc;

  •
  Johnson & Johnson Inc.;

  •
  Merck & Co., Inc.;

  •
  Novartis A.G. (based on unaffected trading value as of February 16, 2004);

  •
  Roche Holding Inc.;

  •
  Pfizer Inc.;

  •
  Sanofi-Synthélabo S.A. (based on unaffected trading value as of January 21, 2004); and

  •
  Wyeth, Inc.

        Although none of the selected companies above is directly comparable to Aventis, the companies included were chosen because they are large publicly traded pharmaceutical companies with operations that for purposes of this analysis may be considered similar to certain operations of Aventis.

        Goldman Sachs calculated and compared various financial multiples and ratios based on information it obtained from the latest available SEC filings and Institutional Broker Estimate Service, or IBES, estimates, except for Aventis, Sanofi and Novartis for which Goldman Sachs used selected broker estimates. The multiples and ratios for Aventis and for each of the selected companies were calculated using the closing share prices on April 23, 2004 (except as otherwise indicated above). Goldman Sachs calculated and compared the following multiples:

  •
  Enterprise value, which is the market value of common equity plus the book value of debt less cash, as a multiple of estimated EBITDA for the year 2004; and

  •
  Equity value as a multiple of estimated 2004 adjusted earnings.

        The results of these analyses are summarized as follows:

	Range for Selected Companies	Aventis at Unaffected Value on January 21, 2004	Aventis at Implied Offer Value
Enterprise Value / 2004 Estimated EBITDA	9.9x to 18.7x	8.1x	10.3x
Equity Value / 2004 Estimated Adjusted Earnings	14.9x to 26.7x	12.8x	16.5x

        Selected Transactions Analysis.    The selected transaction analysis compares the price paid in precedent transactions to the market price of the target company prior to the launch of an offer. Goldman Sachs analyzed certain information relating to the following selected transactions in the pharmaceutical industry since 1995:

        Acquisitions

  •
  Pfizer Inc./Pharmacia Corporation (2002)

  •
  Pfizer Inc./Warner-Lambert Company (1999)

  •
  Glaxo plc/Wellcome plc (1995)

        Mergers of Equals (based on terms of the offer)

  •
  Glaxo Wellcome plc/Smithkline Beecham plc (2000)

  •
  Monsanto Company/Pharmacia-Upjohn, Inc. (1999)

  •
  Zeneca Group plc/Astra (1998)

  •
  Sandoz/Ciba (Novartis) (1996)

  •
  Pharmacia AB/The Upjohn Company (1995)

        Goldman Sachs also analyzed certain information relating to the following transactions in France since 1997:

        Acquisitions

  •
  Alcan Inc./Pechiney (2003)

  •
  Crédit Agricole SA/Crédit Lyonnais SA (2002)

  •
  Schneider Electric SA/Legrand (2001)

  •
  HSBC Holdings plc/CCF S.A. (2000)

  •
  BNP/Paribas (1999)

  •
  Total Fina SA/Elf Acquitaine (1999)

  •
  Allianz Aktiengesellschaft/Assurances Générales de France S.A. (1998)

        Mergers of Equals (based on terms of the offer)

  •
  Carrefour SA/Promodes (1999)

  •
  Dexia France/Dexia Belgium (1999)

  •
  Sanofi/Synthélabo (1999)

  •
  Compagnie de Suez/Lyonnaise des Eaux (1997)

        For each of the selected transactions, Goldman Sachs calculated and compared the premia represented by the per share consideration in relation to the one-month average closing share prices of the acquired company's share capital prior to announcement of the transaction.

        The following table presents the results of this analysis:

Premium over One-Month Average Share Price
Pharmaceutical Acquisitions	44% to 51%
Pharmaceutical Merger of Equals	0% to 13%
French Acquisitions	25% to 63%
French Merger of Equals	9% to 24%
Aventis/Sanofi Improved Offer	31%*

        * The premium represented by the per share consideration to be received by holders of Aventis ordinary shares in the Improved Offer in relation to the one-month volume weighted average share prices of Aventis ordinary shares up to January 21, 2004.

        Goldman Sachs notes that none of the precedent transactions were identical to the Improved Offer contemplated in the Agreement and that, accordingly, an analysis of the precedent transactions necessarily involves complex considerations and judgments on the respective differences of each transaction and the differences in industry and individual company dynamics, stock market valuation parameters and various other factors that would necessarily affect the premium offered to Aventis shareholders in the proposed transaction as compared to the premia offered in precedent transactions.

        Pro Forma Financial Impact Analysis.    Goldman Sachs prepared an illustrative pro forma analysis of the potential financial impact of the transaction using earnings estimates prepared by the management of Aventis in the case of Aventis and using selected broker estimates in the case of both Aventis and Sanofi. For each of the years 2005, 2006 and 2007, Goldman Sachs compared the estimated adjusted earnings per Aventis ordinary share on a standalone basis and the estimated adjusted earnings per Sanofi ordinary share on a standalone basis, to the estimated adjusted earnings per ordinary share of the pro forma combined company. Goldman Sachs performed this analysis based on the Improved Offer of 0.8333 Sanofi ordinary share and €20 in cash for each Aventis ordinary share and the operating synergies projected by the management of Sanofi (as per Sanofi's public information) to result from the transaction. Based on such analyses, the transaction would be (1) accretive to holders of Aventis ordinary shares and (2) accretive to holders of Sanofi ordinary shares on an adjusted earnings per share basis in the years 2005, 2006 and 2007.

        Illustrative Value Pick-up Analysis.    Using the same adjusted earnings estimates described above for the years 2005, 2006 and 2007 and the Improved Offer of 0.8333 Sanofi ordinary share and €20 in cash for each Aventis ordinary share, Goldman Sachs also calculated illustrative values of the aggregate consideration to be received by holders of Aventis ordinary shares (including anticipated synergies) based on 2005, 2006 and 2007 forward price/adjusted earnings multiples ranging from 10.3x to 16.9x and adjusted earnings forecasts based, for Aventis, on forecasts prepared by the management of Aventis and selected broker estimates and, for Sanofi, on selected broker estimates. Goldman Sachs then compared these illustrative values with the aggregate value of the Aventis ordinary shares on a standalone basis. In each case, the illustrative values calculated with respect to the aggregate consideration to be received by holders of Aventis ordinary shares in the Improved Offer were greater than the aggregate value of the Aventis ordinary shares on a standalone basis, by 13% to 51%.

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Aventis or Sanofi or the contemplated Improved Offer.

        Goldman Sachs prepared these analyses solely for purposes of Goldman Sachs' providing its opinion to the Supervisory Board of Aventis as to the fairness from a financial point of view to the holders of Aventis ordinary shares of the Improved Offer contemplated by the Agreement. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aventis, Sanofi, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

        As described above, Goldman Sachs' opinion to the Supervisory Board of Aventis was one of many factors taken into consideration by the Supervisory Board of Aventis in making its determination to approve the Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex A hereto.

        Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We have acted as financial advisor to Aventis in connection with, and have participated in certain of the negotiations leading to, the Improved Offer contemplated by the Agreement. In addition, Goldman Sachs has provided certain investment banking services to Aventis from time to time, including having acted as financial advisor to Rhône-Poulenc in its merger with Hoechst in May 1999 to create Aventis, and having acted as financial advisor to Aventis in its divestiture of Aventis CropScience in June 2002. Goldman Sachs also has provided certain investment banking services to Sanofi from time to time, including having acted as financial advisor in its divestiture of Sanofi Santé Nutrition Animale in March 1995. Goldman Sachs may provide investment banking services to Aventis and Sanofi in the future. In connection with the above-described investment banking services, in the past two years Goldman Sachs has received fees of $9 million from Aventis.

        Goldman Sachs is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs and its affiliates may provide such services to Aventis, Sanofi and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of Aventis and Sanofi for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        The Supervisory Board of Aventis selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Improved Offer contemplated by the Agreement. Pursuant to a letter agreement dated April 23, 2004, Aventis engaged Goldman Sachs to act as its financial advisor in connection with the proposed Improved Offer. Pursuant to the terms of this engagement letter, Aventis has agreed to pay Goldman Sachs a customary transaction fee, a significant portion of which is payable upon completion of the transaction. In addition, Aventis has agreed to reimburse Goldman Sachs for its reasonable expenses, including attorneys' fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws arising out of its engagement.

  Opinion of Morgan Stanley & Co. Limited

        In January 2004, Aventis engaged Morgan Stanley & Co. Limited ("Morgan Stanley") to provide it with financial advisory services in connection with the unsolicited offer by Sanofi for Aventis. Pursuant to its engagement, Aventis asked Morgan Stanley to provide its opinion to the Aventis Supervisory Board as to whether the consideration to be received by holders of Aventis ordinary shares in the Improved Offer was fair from a financial point of view to such holders as of April 25, 2004. Aventis selected Morgan Stanley to act as financial advisor to the Aventis Supervisory Board based on Morgan Stanley's qualification, expertise, reputation and its knowledge of Aventis.

        At a meeting of the Aventis Supervisory Board on April 25, 2004, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing in an opinion letter dated April 25, 2004, to the effect that, as of April 25, 2004, and based on and subject to the assumptions and other considerations set forth therein, the Improved Offer consideration to be received by the holders of Aventis ordinary shares in the Improved Offer was fair from a financial point of view to such holders.

        The full text of the written opinion of Morgan Stanley, dated April 25, 2004, and reflecting its conclusion regarding the fairness from a financial point of view, as of April 25, 2004, of the Improved Offer consideration to be received by the holders of Aventis ordinary shares in the Improved Offer, is attached as Annex B hereto. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. Holders of Aventis ordinary shares should read the entire opinion carefully. No limitations were imposed by the Aventis Supervisory Board upon Morgan Stanley with respect to the investigations made or procedures followed in rendering its opinion. Morgan Stanley provides in its opinion that it had no access to any non-public information with respect to Sanofi, performed no due diligence on any non-public information relating to Sanofi, and did not participate in any discussions with Sanofi or its advisors in relation to Sanofi or the terms of the Improved Offer. Morgan Stanley's opinion is addressed and directed to the Aventis Supervisory Board and addresses only the fairness as of April 25, 2004 from a financial point of view of the consideration to be received by holders of Aventis ordinary shares in the Improved Offer. It does not address any other aspects of the Improved Offer and does not constitute a recommendation or opinion by Morgan Stanley as to whether any holder of Aventis ordinary shares should tender its Aventis ordinary shares into the Improved Offer. In addition, Morgan Stanley does not express any opinion as to the procedures and limitations applied to determine mix and match elections with respect to the Improved Offer. This summary does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with rendering its opinion, and is qualified in its entirety by reference to the full text of the written opinion of Morgan Stanley dated April 25, 2004 attached as Annex B hereto.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of Aventis and Sanofi;

  (ii)
  reviewed certain internal financial and operating data concerning Aventis prepared by the management of Aventis;

  (iii)
  reviewed certain analyses and forecasts for Aventis prepared by the management of Aventis;

  (iv)
  discussed the past and current business, operations, financial condition and future prospects of Aventis and Sanofi with senior officers and directors of Aventis and other representatives and advisors of Aventis;

  (v)
  discussed with members of the senior management of Aventis certain cost savings and operating synergies projected by the managements of Aventis and Sanofi (based on public information) to result from the transaction;

  (vi)
  reviewed the reported prices and trading activity for the Aventis ordinary shares and the Sanofi ordinary shares;

  (vii)
  compared the financial performance of Aventis and Sanofi and the prices and trading activity of the Aventis ordinary shares and of the Sanofi ordinary shares with that of certain other comparable publicly-traded companies and their securities;

  (viii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (ix)
  reviewed the Note d'Information, the Sanofi Registration Statement on Form F-4 and Schedule TO filed with the U.S. Securities and Exchange Commission and the Improved Offer, as proposed by Sanofi; and

  (x)
  reviewed such other information, performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it as of April 25, 2004 for the purposes of its opinion. With respect to the financial statements, the financial analyses and forecasts and other financial data, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Aventis as of April 25, 2004. Morgan Stanley did not perform any legal due diligence, carry out any accounting or tax review (or give any advice in relation thereto) or make any technical assessment of the assets of Aventis or Sanofi, and does not assume any liability in respect thereof.

        Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Aventis or Sanofi, nor was Morgan Stanley furnished with any such valuations or appraisals. Furthermore Morgan Stanley did not have access to any non-public information and did not perform any due diligence on any non-public information relating to Sanofi, nor did Morgan Stanley participate in any discussions with Sanofi or its advisors in relation to Sanofi or the terms of the Improved Offer. Morgan Stanley noted in its opinion that the management of Aventis and the management of Sanofi held discussions with respect to the past and current business, operations, financial condition and future prospects of Sanofi.

        Morgan Stanley also assumed that the Improved Offer would be consummated on the terms set forth in the Note d'Information as revised by the proposed Improved Offer. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of April 25, 2004. Morgan Stanley assumed that in connection with the receipt of necessary regulatory approvals for the Improved Offer, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the transaction.

        For the purpose of its opinion, Morgan Stanley assumed that the risks associated with the pending challenges in the United States and Canada to the validity of the patent for Plavix®, in particular the probability of occurrence of a negative outcome and its financial consequences, were appropriately reflected in the market price of the Sanofi ordinary shares. Morgan Stanley's opinion was rendered as of April 25, 2004, and accordingly it gave no opinion as to the fairness of the Improved Offer consideration in the event of the actual loss of the Plavix patent before its planned expiry; however, Morgan Stanley noted that such event could materially and adversely affect the value of the Improved Offer consideration.

        Morgan Stanley's opinion does not address the merits of the underlying decision by Aventis to proceed with the Improved Offer or to recommend the Improved Offer to its shareholders nor does it constitute a recommendation or opinion by Morgan Stanley as to whether Aventis shareholders should tender their Aventis ordinary shares into the Improved Offer. In addition Morgan Stanley's opinion does not in any manner address the prices at which the Aventis ordinary shares or the Sanofi ordinary shares will trade at any time including following commencement or closing of the Improved Offer.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Morgan Stanley. The order of analyses described does not represent relative importance or weight given to those analyses by Morgan Stanley. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Morgan Stanley's financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 25, 2004 and is not necessarily indicative of current market conditions.

Historical Exchange Ratio Analysis

        Morgan Stanley reviewed the historical performance of Aventis ordinary shares and Sanofi ordinary shares based on a historical analysis of volume weighted closing prices on Euronext Paris at selected periods during the one year period prior to January 21, 2004, the last trading day prior to rumors of an unsolicited offer by Sanofi for Aventis, and during selected periods between the announcement by Sanofi of its initial unsolicited offer on January 26, 2004 and April 23, 2004, the last trading day prior to the announcement of the Improved Offer by Sanofi for the Aventis ordinary shares. Morgan Stanley calculated the implied exchange ratio of Sanofi ordinary shares to Aventis ordinary shares based on the average volume weighted closing prices of Aventis ordinary shares and Sanofi ordinary shares for the periods and as of the dates set forth in the table below.

        The following table presents the results of this analysis:

Exchange Ratio Analysis

Exchange Ratio
As of January 21, 2004(1)	0.8967x
December 22, 2003—January 21, 2004	0.8935x
October 22, 2003—January 21, 2004	0.8756x
January 22, 2003—January 21, 2004	0.8834x
January 26, 2004(2)—April 23, 2004(3)	1.1290x
March 24, 2004—April 23, 2004	1.1700x
As of April 23	1.1841x

(1)
Last trading day prior to publicly reported rumors of a Sanofi unsolicited offer for Aventis ordinary shares
(2)
Date of announcement of Sanofi initial offer
(3)
Last trading day prior to announcement of the Improved Offer

        Morgan Stanley noted that assuming the conversion of the cash consideration into ordinary shares of Sanofi using the volume weighted closing price of Sanofi ordinary shares for the one month period ending on January 21, 2004, the implied exchange ratio for the Offer was 1.1739.

Implied Premium Analysis

        Morgan Stanley analyzed the consideration to be received by holders of Aventis ordinary shares in the Improved Offer to derive premiums over the volume weighted closing prices for Aventis ordinary shares on Euronext Paris at selected periods during the one year prior to January 21, 2004, the last trading day prior to rumors of an unsolicited offer by Sanofi for Aventis ordinary shares, and over selected periods between the announcement by Sanofi of its initial unsolicited offer on January 26, 2004 and April 23, 2004, the last trading day prior to the Improved Offer by Sanofi for the Aventis ordinary shares. The analysis assumes the standard entitlement of five Sanofi ordinary shares and €120 in cash for every six Aventis ordinary shares.

        The following table presents the results of this analysis:

Implied Premium Analysis

	Consideration per Aventis Ordinary Share	Implied Premium over Aventis Ordinary Share Price
As of January 21, 2004(1)	€70.00	30.1%
December 22, 2003—January 21, 2004	€68.93	31.4%
October 22, 2003—January 21, 2004	€67.05	35.6%
January 22, 2003—January 21, 2004	€63.47	37.7%
January 26, 2004(2)—April 23, 2004(3)	€66.04	5.9%
March 24, 2004—April 23, 2004	€65.16	2.8%
As of April 23, 2004	€66.63	0.6%

(1)
Last trading day prior to publicly reported rumors of a Sanofi unsolicited offer for Aventis ordinary shares
(2)
Date of announcement of Sanofi initial offer
(3)
Last trading day prior to announcement of the Improved Offer

Contribution Analysis

        Morgan Stanley analyzed the respective contributions of Aventis and Sanofi to the income statement of the combined company following completion of the Improved Offer, based upon a consensus of publicly available broker estimates for sales, EBITA and adjusted net income (i.e., before the impact of purchase accounting for acquisitions and exceptional items) for each of Aventis and Sanofi, before taking into account any of the potential benefits that may be realized, or the related costs that may be incurred, by the combined company following the completion of the Improved Offer.

        The following table presents the results of this analysis:

Aventis Contribution to the Pro Forma Combined Company

	Sales	EBITA	Adjusted Net Income
2004 (estimated)	65.5%	57.7%	57.0%
2005 (estimated)	63.9%	56.3%	56.0%
2006 (estimated)	63.5%	55.3%	55.1%
2007 (estimated)	61.1%	56.4%	56.3%

        The contribution of Aventis to the combined company, based on the market capitalizations of Aventis and Sanofi using the closing prices of Aventis ordinary shares and Sanofi ordinary shares on Euronext Paris on January 21, 2004, was 50.6%.

        The sales and EBITA contribution analysis does not take into account the differences in capital structure of the two companies.

Selected Companies Analysis

        Morgan Stanley reviewed and compared certain financial information, ratios and public market multiples for Aventis to corresponding publicly available financial information, ratios and public market multiples for the following publicly traded companies in the pharmaceutical industry (the "Comparable Companies"):

  •
  Abbott Laboratories Inc.

  •
  AstraZeneca Plc.

  •
  Eli Lilly & Company

  •
  GlaxoSmithKline Plc

  •
  Johnson & Johnson Inc.

  •
  Merck & Co., Inc.

  •
  Novartis A.G.

  •
  Pfizer Inc.

  •
  Roche Holdings Inc.

  •
  Sanofi-Synthélabo S.A.

  •
  Wyeth, Inc.

        Morgan Stanley calculated the ratios of the price of the ordinary shares of these companies to estimated 2004 and 2007 adjusted earnings per share (i.e., before the impact of purchase accounting for acquisitions and exceptional items) ("Adjusted P/E Ratio") and the compound average growth rate of sales and adjusted earnings per share, based on information it obtained from the latest available SEC filings and the Institutional Broker Estimate Service (or IBES) for all companies except Aventis, Sanofi and Novartis where Morgan Stanley used a consensus of publicly available broker estimates. The multiples and ratios for each of the comparable companies were calculated using closing share prices on April 23, 2004, except for Aventis, Sanofi and Novartis, where Morgan Stanley calculated multiples and ratios using the corresponding information as of January 21, 2004. Morgan Stanley compared the estimated Adjusted P/E Ratios of the Comparable Companies for calendar years 2004 and 2007 to the estimated Adjusted P/E Ratios for Aventis for the same periods.

        The following table presents the results of this analysis:

Selected Companies

Implied Aventis Multiple based on Sanofi Offer
Adjusted P/E Ratio:	Range	Median	Mean	Aventis	One month period ended January 21, 2004	One month period ended April 23, 2004
2004(estimate)	14.9x-26.7x	17.8x	19.1x	13.5x	17.2x	16.3x
2007(estimate)	11.5x-17.5x	13.7x	14.0x	10.2x	13.0x	12.3x

        Morgan Stanley also considered the compound annual growth rate ("CAGR") of sales and of adjusted earnings per share for the period from January 1, 2004 through December 31, 2007. The following table presents the results of this analysis:

Selected Companies

	Range	Median	Mean	Aventis
2004-07 Sales CAGR	1.8%-10.1%	7.9%	6.9%	4.8%
2004-07 Adjusted EPS CAGR	1.8%-15.9%	9.6%	10.4%	9.8%

        Although none of the Comparable Companies is directly comparable to Aventis, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Aventis. In evaluating the Comparable Companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Aventis. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

Selected Transactions Analysis

        The selected transaction analysis compares the price paid in precedent transactions to the market price of the target company prior to the launch of an offer. Morgan Stanley reviewed the following transactions in the pharmaceutical industry and transactions for French target companies in which a significant portion of the consideration paid by the offeror was shares.

        Selected precedent pharmaceutical transactions:

  Pfizer Inc./Pharmacia Corporation (2002)
  GlaxoWellcome Plc/SmithKline Beecham Plc (2000)
  Monsanto Company/Pharmacia-Upjohn Inc. (1999)
  Pfizer Inc./Warner Lambert Company (1999)
  Zeneca Group Plc/Astra (1998)
  Sanofi S.A./Synthélabo S.A. (1998)
  Sandoz A.G./Ciba A.G. (1996)
  Pharmacia AB/The Upjohn Company (1995)
  Glaxo Plc/Wellcome Plc (1995)

        Selected precedent transactions in France with a significant share component:

  Alcan Inc./Pechiney S.A. (2003)
  Crédit Agricole S.A./Crédit Lyonnais S.A. (2003)
  Schneider Electric S.A./Legrand S.A. (2001)
  HSBC Holdings plc/CCF S.A. (2000)
  Dexia France S.A./Dexia Belgium S.A. (1999)
  Carrefour S.A./Promodès S.A. (1999)
  Total Fina S.A./Elf Acquitaine S.A. (1999)
  BNP S.A./Paribas S.A. (1999)
  Sanofi S.A./Synthélabo S.A. (1998)
  Allianz Aktiengesellschaft/Assurances Générales de France S.A. (1998)
  Compagnie de Suez S.A./Lyonnaise des Eaux S.A. (1997)

        For each of the selected transactions, Morgan Stanley calculated and compared the premia represented by the per share consideration in relation to the one month average closing share price of the target's common stock prior to announcement, and to the one month average closing share price of the acquiror's common stock prior to announcement.

        The following table presents the results of this analysis:

Selected Transactions

Premium	Range	Median	Mean	Improved Offer
Pharmaceutical transactions	(0.3)%-50.6%	12.1%	21.7%	31.4%
French transactions	8.8%-63.9%	29.5%	31.8%	31.4%

        Morgan Stanley noted that none of the precedent transactions were identical to the proposed combination of Aventis and Sanofi and that, accordingly, any analysis of the precedent transactions necessarily involved complex considerations and judgments concerning differences in industry and individual company dynamics, stock market valuation parameters, financial and operating characteristics and various other factors that would necessarily affect the premium offered to Aventis shareholders in the proposed combination as compared to the premiums offered in precedent transactions.

Pro Forma Merger Analysis

        Morgan Stanley prepared pro forma analyses of the financial impact of the transaction using adjusted earnings estimates for Aventis and Sanofi each year from 2004 to 2007 based on a consensus of publicly available brokers' estimates for Sanofi and for Aventis, and assuming completion of the Improved Offer on June 30, 2004. For each year from 2004 to 2007, Morgan Stanley compared the estimated adjusted earnings per ordinary share of Aventis on a standalone basis and the estimated adjusted earnings per ordinary share of Sanofi on a standalone basis, to the estimated adjusted earnings per ordinary share of Sanofi after giving effect to the proposed transaction on an adjusted earnings per share basis. Morgan Stanley performed this analysis assuming the timing and effects of pre-tax synergies of €1.6 Bn as announced by the management of Sanofi. A sensitivity analysis was also performed assuming pre-tax synergies of €1.0 Bn. Because of the existence of a significant cash component (€20 per Aventis ordinary share) in the standard entitlement which would render the pro forma merger analysis irrelevant from the point of view of Aventis ordinary shareholders, the pro forma merger analysis has been performed assuming an Aventis shareholder elects to receive, and receives, all Sanofi ordinary shares. Based on such analyses, the proposed transaction would be (1) accretive to holders of Aventis ordinary shares on an adjusted earnings per share basis as early as 2004, and (2) accretive to holders of Sanofi ordinary shares on an adjusted earnings per share basis as early as 2004. The table below sets forth the detailed results of this analysis:

Accretion / (Dilution)

	Aventis	Sanofi
2004 (estimate)	5%-6%	5%-6%
2005 (estimate)	9%-14%	8%-13%
2006 (estimate)	16%-24%	10%-17%
2007 (estimate)	14%-21%	11%-18%

Illustrative Value Creation Analysis

        Morgan Stanley performed an analysis of the illustrative future value of the consideration (assuming the standard entitlement) offered to holders of Aventis ordinary shares. Morgan Stanley calculated the illustrative future value of the consideration using (i) estimated unaffected Adjusted P/E

Ratios for 2007 based on brokers consensus estimates for Sanofi and Aventis and the prices of Aventis and Sanofi ordinary shares as of January 21, 2004, and (ii) adjusted pro-forma earnings per share, assuming pre-tax synergies of €1.6 Bn. A sensitivity analysis was also performed assuming €1.0 Bn in pre-tax synergies.

Illustrative Value Creation Analysis (Assuming standard entitlement)

Illustrative value per Aventis ordinary share:
Based on Aventis unaffected stand-alone P/E ratio	€66-€69
Based on the unaffected blended Adjusted P/E Ratio(1)	€70-€73
Based on the Sanofi unaffected stand-alone Adjusted P/E Ratio	€76-€79

(1)
Calculated as the income-weighted average of the estimated unaffected stand-alone market multiple of Aventis and the unaffected stand-alone market multiple of Sanofi.

        The results of the illustrative value creation analysis are for illustrative purposes only, and are not necessarily indicative of future results or actual share prices, which may differ significantly from those suggested by analysis. Morgan Stanley's opinion does not address in any manner the prices at which the Aventis ordinary shares or the Sanofi ordinary shares will trade at any time in the future.

Discounted Cash Flow Analysis

        A discounted cash flow analysis values a business based on calculating the present value of a stream of projected cash flows of such business over a forecast period and the present value of a stream of cash flows in perpetuity thereafter.

        Morgan Stanley used cash flow estimates derived from a consensus of publicly available research analyst estimates for Sanofi and Aventis and from information with respect to Aventis received from senior management of Aventis, to perform a discounted cash flow analysis for the period through 2013. The discounted cash flow analysis was calculated applying a range of discount rates from 8% to 9% and cash flow growth rates of 2.5% to 3.5% in perpetuity for Aventis on a standalone basis and for Aventis and Sanofi on a pro-forma combined basis. In its discounted cash flow analysis for Aventis and Sanofi on a pro forma combined basis, Morgan Stanley performed the analysis using pre-tax synergies of €1.6 Bn. A sensitivity analysis was also performed assuming €1.0 Bn in pre-tax synergies.

Value per Aventis ordinary share (Based on standard entitlement)

Aventis standalone value
Based on analysts consensus estimates	€52-75
Based on information from Aventis	€58-82
Combined entity value per Aventis ordinary share (Based on standard entitlement)
Based on analysts consensus estimates	€68-92
Based on information from Aventis	€71-96

Other Factors

        Morgan Stanley's opinion is rendered as of April 25, 2004, and accordingly, Morgan Stanley gave no opinion as to the fairness of the consideration to be paid to the holders of Aventis ordinary shares in the Improved Offer in the event of the actual loss of the Plavix patent before its planned expiry. For the purpose of its opinion, Morgan Stanley assumed that the risks associated with the pending challenges in the United States and Canada to the validity of the patent for Plavix, in particular the probability of occurrence of a negative outcome and its financial consequences, were appropriately reflected in the market price of the Sanofi ordinary shares.

        Morgan Stanley reviewed target prices for Sanofi ordinary shares, based on reports of research analysts covering the company. Morgan Stanley noted that based on the reports of research analysts, a negative outcome in the Plavix patent litigation could materially and adversely affect the value of the Improved Offer consideration.

        The following table presents the results of Morgan Stanley's review of research analysts target prices for ordinary shares of Sanofi.

Research Analysts Target Price

	Range	Mean	Median
Sanofi Ordinary Share	€55-€71	€62	€61
Adjusted for estimates of impact of actual loss of Plavix patents	€36-€60	€47	€45
Adjusted for estimates of impact of favorable resolution of the Plavix patent litigation	€66-€77	€73	€76

        Morgan Stanley noted that the estimated impact of the loss of the Plavix patent on the value of a Sanofi ordinary share pre-completion of the Improved Offer based on selected research analyst consensus estimates ranges from €8 to €19, with a mean of €15 and median of €16. Morgan Stanley calculated that, adjusted for the 650 million Sanofi ordinary shares to be issued as part of the Improved Offer (assuming the Improved Offer is accepted by all Aventis shareholders and net of treasury shares), the impact per Sanofi ordinary share post-completion of the transaction would be in a range of €4 to €10 with a mean and a median of €8.

        Broker estimates and target prices are not necessarily indicative of the prices of Sanofi ordinary shares in the future, nor are they necessarily indicative of the actual outcome of the Plavix litigation. The actual effect of the loss of the Plavix patent on the value of the consideration received by Aventis shareholders may be significantly more or less than the effect suggested by broker estimates. The actual outcome of the Plavix litigation is uncertain and is based upon factors beyond the control of the parties or their respective advisors. Morgan Stanley assumes no responsibility on the effect of the outcome of the Plavix litigation on the price of Sanofi ordinary shares.

        Morgan Stanley performed a variety of financial and comparative analyses for the purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Morgan Stanley's opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Aventis. Morgan Stanley made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these assumptions are based on factors beyond the control of Aventis or Sanofi. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley prepared these analyses solely for purposes of Morgan Stanley providing its opinion to the Aventis Supervisory Board as to the fairness from a financial point of view of the consideration to be received by holders of Aventis ordinary shares in the Improved Offer. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold or traded. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Aventis, Sanofi, Morgan Stanley or any other person assumes responsibility if future results are materially different from those forecast.

        The consideration to be paid to holders of Aventis ordinary shares in the Improved Offer was determined through arms-length negotiations between Aventis and Sanofi, and was approved by the Aventis Supervisory Board. Morgan Stanley provided advice to the Aventis Supervisory Board during these negotiations. Morgan Stanley did not, however, recommend any specific Improved Offer consideration or that any specific exchange ratio constituted the only appropriate Improved Offer consideration.

        As described above, Morgan Stanley's opinion to the Aventis Supervisory Board was one of many factors taken into consideration by the Aventis Supervisory Board in making its determination to approve the Improved Offer. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Aventis Supervisory Board with respect to the Improved Offer consideration or of whether the Aventis Supervisory Board would have been willing to agree to different Improved Offer consideration. The foregoing summary does not purport to be a complete description of the analyses performed by Morgan Stanley in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Morgan Stanley attached as Annex B hereto.

        Morgan Stanley is an internationally recognized bank and advisory firm. Morgan Stanley, as part of its investment banking and advisory business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Morgan Stanley has acted as financial advisor to the Supervisory Board of Aventis in connection with the Improved Offer and will receive a customary fee for its services, a significant portion of which is contingent upon the consummation of the transaction. In addition, Aventis has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees of each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including liabilities under the US federal securities laws related to or arising out of its engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Aventis and Sanofi, respectively and in the past two years, and have received customary fees for the rendering of these services. Morgan Stanley and/or its affiliates may, from time to time, engage in transactions and perform services for Aventis and/or Sanofi in the ordinary course of their business. In addition, in the ordinary course of their trading, brokerage and financing activities, Morgan Stanley and/or its affiliates may at any time hold long and short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of Aventis and Sanofi.

  Opinion of Rothschild & Cie

        On April 25, 2004, Rothschild & Cie ("Rothschild") delivered its oral opinion to the Supervisory Board of Aventis, subsequently confirmed in writing, that, as of April 25, 2004, the consideration offered by Sanofi in the Improved Offer is fair from a financial point of view to the holders of Aventis ordinary shares.

        The full text of the written opinion of Rothschild, dated April 25, 2004, which identifies the information reviewed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C hereto. The description of the Rothschild opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Aventis ordinary shares should read the Rothschild opinion in its entirety.

        In connection with its opinion, Rothschild reviewed, among other things:

  1.
  annual reports to shareholders and certain other communications from Aventis to its shareholders;

  2.
  annual reports to shareholders and certain other communications from Sanofi to its shareholders;

  3.
  documents filed with the AMF and the SEC by Sanofi relating to its initial offer;

  4.
  other publicly available information relating to Aventis and Sanofi (including certain reports and forecasts produced by equity research analysts);

  5.
  internal financial analyses and forecasts for Aventis prepared by its management;

  6.
  reported prices and trading activity for the Aventis and Sanofi ordinary shares on Euronext Paris;

  7.
  financial and stock market information for Aventis and Sanofi as compared with similar information for selected companies in the pharmaceutical industry, the securities of which are publicly traded;

  8.
  financial terms of selected recent business combinations in the pharmaceutical sector specifically and in other industries in general;

  9.
  other financial analyses and studies as Rothschild considered appropriate; and

  10.
  a draft dated April 25, 2004, of the agreement between Aventis and Sanofi in connection with the Improved Offer (the "Agreement").

        In rendering its opinion, Rothschild has assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by it or discussed with it. Rothschild assumed that all of the respective financial and tax estimates, forecasts and other information that were provided to or discussed with it, including the assessment of the synergies (and the timing of the realization thereof) expected to result from the transaction contemplated by the Agreement, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Aventis and Sanofi. Rothschild assumed that the final terms of the Agreement, would not vary materially from those set forth in the draft reviewed by it and that the transaction contemplated therein would be consummated in accordance with the terms of the Agreement, including its ancillary agreements and exhibits, without waiver, modification or amendment of any material delay, limitation, restriction or condition to obtain necessary regulatory or third party approvals, consents or releases.

        For purposes of its opinion, Rothschild also has assumed that the risks associated with the Plavix® litigation, in particular the probability of occurrence of a negative outcome and its financial consequences, were appropriately reflected in the market price of the Sanofi ordinary shares. Rothschild's opinion is rendered as of April 25, 2004 and, accordingly, Rothschild gives no opinion as to the fairness of the consideration to be received in the Improved Offer in the event of the actual loss of the Plavix patent before its planned expiry. Rothschild notes in its opinion that such event could materially adversely affect the value of the consideration to be received in the Improved Offer.

        Rothschild reviewed target prices for Sanofi ordinary shares, based on reports of research analysts covering the company. Rothschild noted that based on such reports, a negative outcome in the Plavix patent litigation could materially and adversely affect the value of the consideration in the Improved Offer.

        Rothschild noted that the estimated impact of the loss of the Plavix patent per Sanofi ordinary share pre-transaction based on selected research analysts' consensus estimates ranges from €8 to €17. Rothschild observed that, adjusted for the 650 million Sanofi ordinary shares to be issued as part of the Improved Offer (assuming the Improved Offer is accepted by all Aventis shareholders and net of treasury shares), the impact per Sanofi ordinary share post-completion of the transaction would be in a range of €4 to €9.

        Research analysts' estimates and target prices are not necessarily indicative of Sanofi ordinary share prices in the future, nor are they necessarily indicative of the actual outcome of the Plavix litigation. The actual effect on the value of the consideration received by holders of Aventis ordinary shares may be significantly more or less than the effect suggested by the research analysts' estimates. The actual outcome of the Plavix litigation is uncertain and is based upon factors beyond the control of the parties or their respective advisors. Rothschild assumes no responsibility on the effect of the outcome of the Plavix litigation on the share price of Sanofi ordinary shares.

        The Rothschild opinion addresses only the fairness to the holders of Aventis ordinary shares, from a financial point of view and as of April 25, 2004, of the consideration to be received in the transaction contemplated by the Agreement and does not address any other matter. Rothschild does not express any opinion as to what the value of the Sanofi ordinary shares actually will be when issued pursuant to the transaction contemplated by the Agreement or the price at which the Sanofi ordinary shares will trade or can be sold at any time.

        Rothschild has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aventis or Sanofi nor has it made any physical inspection of the properties or assets of Aventis or Sanofi. Furthermore, it has not had access to any non-public information nor performed any due diligence on any non-public information relating to Sanofi, nor has it participated in any discussion with Sanofi or its advisors in relation to Sanofi or the terms of the transaction contemplated by the Agreement.

        Rothschild has acted as financial advisor to Aventis in connection with the transaction contemplated by the Agreement and will receive a customary fee for such services, a significant proportion of which is contingent upon the consummation of the transaction. Rothschild and/or its affiliates have provided in the past, and currently provide, services to Aventis, for which services they have received and expect to receive customary compensation. In the ordinary course of their business, Rothschild and/or its affiliates may actively trade or hold the securities of Aventis and Sanofi for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Rothschild and/or its affiliates may maintain relationships with Aventis, Sanofi and their respective affiliates.

        Rothschild's advisory services and its opinion provided to the Supervisory Board of Aventis on April 25, 2004, were provided for the information of the Supervisory Board of Aventis in its evaluation of the Improved Offer. Its opinion does not address the merits of the decision by the Supervisory Board of Aventis to proceed with the transaction contemplated by the Agreement nor does it constitute a recommendation or an opinion as to whether or not any holder of Aventis ordinary shares should accept the Improved Offer and tender their shares.

        The following is a summary of the material financial analyses, each of which is a standard valuation methodology customarily undertaken in transactions of this type, performed by Rothschild in connection with the rendering of its opinion dated April 25, 2004 to the Supervisory Board of Aventis that is attached as Annex C hereto. The financial analyses summarized below include information presented in tabular format. In order to fully understand Rothschild's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Rothschild's financial analyses.

Premium Analysis

        Rothschild analyzed the aggregate consideration to be received by holders of Aventis ordinary shares in the Improved Offer to derive the implied premium over the closing prices for Aventis ordinary shares on a spot basis, as well as on an average basis over the one-month, three-month and six-month periods as of:

  (i)
  January 21, 2004 (the last trading day before the first rumours regarding an unsolicited initial offer by Sanofi for Aventis) (the "Unaffected Premium")

  (ii)
  April 23, 2004 (the last trading day before public announcement of the Improved Offer) (the "Affected Premium").

        The following table presents the results of this analysis:

	Spot price	1-month average	3-month average	6-month average
Unaffected Premium	30.1%	31.4%	35.6%	36.2%
Affected Premium	0.6%	2.8%	5.9%	16.5%

Stock Market Parity Analysis

        Rothschild compared the equity market capitalization of Aventis and Sanofi on a spot basis, as well as on an average basis over the one-month, three-month and six-month periods as of:

  (i)
  January 21, 2004 (the last trading day before the first rumours regarding an unsolicited initial offer by Sanofi for Aventis) (the "Unaffected Share Price")

  (ii)
  23 April 2004 (the last trading day before public announcement of the Improved Offer) (the "Affected Share Price").

        Rothschild then conducted an ownership ratio analysis that compared the equity market capitalization of Aventis against the sum of the market capitalization of Aventis and Sanofi.

        Rothschild noted that the exchange ratio, expressed in terms of the number of Sanofi ordinary shares exchanged for each Aventis ordinary share, resulting from this analysis ranged from 0.88 to 0.90 on an unaffected basis and from 1.02 to 1.18 on an affected basis as compared to the 1.17 exchange ratio implied by the Improved Offer (based on the all-stock election).

Discounted cash flow analysis

        A discounted cash flow analysis determines per share values considering the present value of both projected free cash flows and an estimated future value of the entity based on a range of perpetual growth rates of free cash flow beyond the forecast period. Rothschild performed a discounted cash flow analysis of Aventis based on (i) equity research analysts' consensus and (ii) projections prepared by Aventis management.

        Applying a range of discount rates and a range of terminal free cash flow growth rates, and adjusting for the value of minority interest and net debt, Rothschild calculated an implied value per Aventis ordinary share of between approximately €58 and €81 based on market consensus and on Aventis management projections.

Equity research analysts' average target prices

        Rothschild reviewed published equity research analysts' target prices for Aventis and Sanofi ordinary shares over the two-month period ended April 23, 2004.

        Rothschild observed that the average equity research analysts' target prices for Aventis and Sanofi ordinary shares for the period described above were €62.0 per share and €62.5 per share, respectively.

Trading performance

        Rothschild reviewed Aventis and Sanofi Unaffected Share Price and Affected Share Price on a spot basis, as well as on an average basis over the one-month, three-month, and six-month periods. Aventis Unaffected Share Price ranged from €48 to €54, and Affected Share Price from €57 to €66. Sanofi Unaffected Share Price ranged from €54 to €60, and Affected Share Price from €54 to €56.

Comparisons of premiums observed in selected precedent large pharmaceutical transactions

        Rothschild reviewed and compared the implied premium of the Sanofi Improved Offer with premiums observed in the following precedent large pharmaceutical transactions:

  •
  Pfizer Inc./ Pharmacia Corporation (2002)
  •
  Glaxo Wellcome plc/SmithKline Beecham plc (2000)
  •
  Pfizer Inc./Warner-Lambert Company (1999)
  •
  Monsanto Company/Pharmacia-Upjohn, Inc. (1999)
  •
  Rhône Poulenc/Hoechst (1999)
  •
  Sanofi/Synthelabo (1999)
  •
  Zeneca/Astra (1998)
  •
  Sandoz/Ciba (1996)
  •
  Pharmacia AB/The Upjohn Company (1995)
  •
  Glaxo plc/Wellcome plc (1995)

        The implied premium of the Sanofi Improved Offer was computed on the basis of the one-month average share price of Sanofi ordinary shares as of January 21, 2004, multiplied by the standard entitlement of an exchange ratio of 0.8333 Sanofi ordinary share and €20 in cash for each Aventis ordinary share, divided by the one-month average share price of Aventis ordinary shares as of January 21, 2004 (the last day before market rumors regarding an unsolicited initial offer by Sanofi for Aventis).

        The premiums offered in precedent large pharmaceutical transactions were calculated on the basis of the one-month average share price as of the day before the announcement or before the first market rumors regarding these transactions.

        Rothschild observed that the implied premium of the Sanofi Improved Offer over the average one-month share prices as of January 21, 2004 is 31.4% where the premiums offered in precedent large pharmaceutical transactions range from -0.1% to 50.6% with an average premium of 21.2% and a median premium of 12.0%.

Comparisons of premiums observed in precedent large French public offers

        Rothschild reviewed and compared the implied premium of the Sanofi Improved Offer with premiums observed in the following precedent large public offers in France:

  •
  Alcan Inc./Pechiney (2003)
  •
  Crédit Agricole SA/Crédit Lyonnais SA (2002)
  •
  Schneider Electric SA/ Legrand (2001)
  •
  HSBC Holdings plc/CCF S.A. (2000)
  •
  Dexia Belgium/Dexia France (1999)
  •
  Carrefour/Promodes (1999)
  •
  Total Fina SA/Elf SA (1999)
  •
  BNP/Paribas (1999)
  •
  Allianz Aktiengesellschaft/Assurances Generales de France (1998)

        The implied premiums of the Sanofi Improved Offer was computed on the basis of the one-month average share price of Sanofi ordinary shares as of January 21, 2004, multiplied by the standard entitlement of an exchange ratio of 0.8333 Sanofi ordinary share and €20 in cash for each Aventis ordinary share, divided by the one-month average share price of Aventis ordinary shares as of January 21, 2004 (the last day before market rumors regarding an unsolicited initial offer by Sanofi for Aventis).

        The premium offered in precedent large public offers in France were calculated on the basis of the one-month average share price as of the day before the announcement or the day before the first market rumors regarding these transactions.

        Rothschild observed that the implied premium of the Sanofi Improved Offer over the average one-month share prices as of 21 January 2004 is 31.4% where the premiums offered in precedent large French public offers range from 14.8% to 63.9% with an average premium of 36.5% and a median premium of 30.3%.

Contribution Analysis

        A contribution analysis demonstrates the parties' respective historical and projected contributions, on a percentage basis, to the income statement of the pro forma combined entity, not including estimated synergies or incremental transaction related expenses, and compares these contributions to the parties' shareholders relative equity interests in the pro forma combined entity. Based on equity research analysts' forecasts for Aventis and Sanofi, Rothschild compared estimated average 2003-2007 operating and financial information, including, among other things, EBITDA including pre-tax earnings from associated companies, EBITA including pre-tax earnings from associated companies and adjusted net income (pre-goodwill and pre-exceptionals) for Aventis and Sanofi.

        The respective contribution of Aventis and Sanofi has been adjusted for differences in financial structure resulting from different financial debt or cash positions.

        The exchange ratios implied by the adjusted contribution analysis range from 1.02 to 1.14 based on EBITDA, EBITA and adjusted net income (pre-goodwill and pre-exceptionals) where the all-stock election ratio implied by the Sanofi Improved Offer is 1.17.

Pro Forma Net Income pre-goodwill Accretion Analysis

        Rothschild prepared a pro-forma analysis of the financial effect of the transaction using equity research analysts' forecasts for Aventis and Sanofi adjusting for and assuming, among other things:

  •
  the expected disposal of a limited number of Sanofi's and Aventis' products to comply with anti-trust regulations;
  •
  the impact of estimated synergies of the transaction, but excluding the estimated restructuring costs required to achieve these synergies (as they are considered as exceptional items);
  •
  the financing cost (after tax) of the cash component of the Improved Offer;
  •
  100% acceptance level for the Improved Offer; and
  •
  no share buy-back in the combined entity (cash flows being mostly dedicated to the repayment of the acquisition debt).

        Rothschild compared the adjusted net income of Aventis, on a standalone basis, to the holders of Aventis ordinary shares' proportional share of the pro forma adjusted net income of the combined entity before exceptional items (e.g., restructuring charges necessary to implement synergies) over the period 2003 through 2007. Rothschild performed this analysis based on the announced ownership ratio for Aventis and Sanofi respective shareholders implied by the terms of the Improved Offer. The analysis indicated that the transaction would be accretive on a pre-goodwill basis to holders of Aventis ordinary shares throughout the period including in the year 2004 on a pro forma basis.

Comparison of Selected Publicly Traded Companies

        Rothschild reviewed and compared certain financial information, ratios and public market multiples relating to Aventis and Sanofi to corresponding financial information, ratios and public market multiples for publicly traded companies in the pharmaceutical industry (AstraZeneca Plc, GlaxoSmithKline Plc, Novartis AG, Roche Holdings Inc., Bristol Myers Squibb Company, Eli Lilly and Company, Merck & Co., Inc., Pfizer Inc., Wyeth, Inc., Abbott Laboratories Inc., Johnson & Johnson Inc.).

        This analysis demonstrates how the public market values Aventis and Sanofi ordinary shares relative to other publicly traded companies in the pharmaceutical industry.

        The multiples of the publicly traded companies in the pharmaceutical industry were calculated using market capitalization based on the one-month average share price as of April 23, 2004. The financial information used for each of the selected companies was based on recent publicly available information, including research analysts' estimates.

        The multiples for Aventis were based on equity research analysts' estimates and market capitalization, both on an affected (with reference to April 23, 2004, applying terms implied by the Improved Offer) and an unaffected basis (with reference to January 21, 2004, pre-initial offer).

        Rothschild calculated and compared levered market capitalization (enterprise value that is the market value of common equity plus the book value of debt less cash and the book value of minority interest) as a multiple of analysts' estimated calendar years 2004, 2005, 2006 and 2007 EBITDA including pre-tax earnings from associated companies. Rothschild also compared the selected companies' analysts estimated calendar years 2004, 2005, 2006 and 2007 price/earnings ratios (PER) as well as to the selected companies' analysts estimated PER for calendar year 2005/analysts estimated growth earnings ratios for the 2005-2007 period (PEG-Price Earnings Growth 2005-2007).

EV / EBITDA

	2004	2005	2006	2007
Minimum	8.3x	7.9x	7.5x	7.1x
Maximum	17.7x	14.9x	13.1x	12.2x
Average	11.6x	10.5x	9.8x	9.1x
Aventis based on unaffected data, pre-initial offer	8.1x	7.8x	7.6x	7.1x
Aventis at Improved Offer price (affected basis)	10.0x	9.5x	9.1x	8.5x

PER

	2004	2005	2006	2007
Minimum	12.4x	11.7x	10.8x	10.0x
Maximum	24.3x	20.0x	17.4x	15.9x
Average	17.8x	15.8x	14.4x	13.3x
Aventis based on unaffected data, pre-initial offer	13.1x	12.2x	11.6x	10.6x
Aventis at Improved Offer price (affected basis)	16.0x	14.6x	13.6x	12.4x
PEG 2005-2007
Minimum	1.2x
Maximum	1.8x
Average	1.5x
Aventis at the Improved Offer price (affected basis)	1.7x

Illustrative Value Enhancement Analysis

        Based on equity research analysts' forecasts for Aventis and Sanofi, Rothschild analyzed the illustrative value creation potential of the combined entity.

        This analysis takes into account, inter alia, the following elements:

  •
  the combined market capitalization of Aventis and Sanofi implied by their market target price as of April 23, 2004, the cash amount to be paid by Sanofi to holders of Aventis ordinary shares in the Improved Offer assuming full success of the Improved Offer and the estimated value of the synergies including costs associated with their implementation.

  •
  certain illustrative assumptions as to the rating for the combined entity as measured by its assumed 2007 PER, ranging from Aventis current rating to that of the average of sample of comparable traded companies.

  •
  the announced ownership ratio for Aventis and Sanofi respective shareholders implied by the terms of the Improved Offer.

        Rothschild concluded that under these assumptions, the transaction would be value enhancing to the holders of Aventis ordinary shares.

Special considerations of Rothschild

        The preparation of a fairness opinion is a complex process, and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Rothschild's opinion. In arriving at its fairness determination, Rothschild considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather Rothschild made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

        These analyses were prepared for purposes of Rothschild providing its written opinion to the Supervisory Board of Aventis as to the fairness from a financial point of view to the holders of Aventis ordinary shares of the consideration to be received in the Improved Offer. These analyses do not purport to be appraisals or reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors.

        As described above, Rothschild's opinion to the Aventis Supervisory Board was one of many factors taken into consideration by the Aventis Supervisory Board in making its determination to approve the Improved Offer of Sanofi. The foregoing summary does not purport to be a complete description of the respective analyses performed by Rothschild and is qualified by reference to the written opinion of Rothschild attached as Annex C hereto.

ANNEX A

  Goldman Sachs International -- Peterborough Court -- 133 Fleet Street -- London EC4A 2BB
  Tel: 020 7774 1000 -- Telex: 94015777 -- Cable: GOLDSACHS LONDON
  Regulated by the Financial Services Authority

PERSONAL AND CONFIDENTIAL

         25 April 2004

The Supervisory Board
Aventis S.A.
16, avenue de l'Europe
Espace Européen de l'Entreprise
67300 Schiltigheim
France

Ladies and Gentlemen:

        You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value €3.82 per share (the "Shares"), of Aventis S.A. (the "Company") of the Consideration (as defined below) in the aggregate to be received by such holders for each Share in the Exchange Offer (as defined below) pursuant to the Note d'Information filed by Sanofi-Synthélabo S.A. ("Sanofi-Synthélabo") on 26 January 2004 (the "Note d'Information"), which sets forth the terms and conditions of the initial exchange offer (the "Initial Exchange Offer"). The Company and Sanofi-Synthélabo entered into a Memorandum of Understanding on 25 April 2004 (the "MoU") to revise the terms of the Initial Exchange Offer (the Initial Exchange Offer as so revised, the "Exchange Offer"). Pursuant to the Exchange Offer, Sanofi-Synthélabo will exchange €20 in cash (the "Cash Consideration") and 0.8333 shares of common stock, par value €2.00 per share (the "Sanofi-Synthélabo Common Stock"), of Sanofi-Synthélabo (the "Stock Consideration"; together with the Cash Consideration, the "Consideration"), for each Share tendered. The Exchange Offer includes "mix and match" election features, which allow the holders of shares to elect between the receipt of the equivalent value of the Consideration in cash or in Sanofi-Synthélabo Common Stock, subject to certain procedures and limitations as to which we express no opinion.

        Goldman Sachs International and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Exchange Offer (the "Transaction"). We expect to receive fees for our services in connection with the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking services to the Company from time to time, including having acted as financial advisor to Rhône-Poulenc in its merger with Hoechst in May 1999 to create Aventis, and having acted as financial advisor to Aventis in its divestiture of Aventis CropScience in June 2002. We also have provided certain investment banking services to Sanofi-Synthélabo from time to time, including having acted as financial advisor in its divestiture of Sanofi Santé Nutrition Animale in March 1995. We may provide investment banking services to the Company and Sanofi-Synthélabo in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

        Goldman Sachs International is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman Sachs International and its affiliates may provide such services to the Company, Sanofi-Synthélabo and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and Sanofi-Synthélabo for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

        In connection with this opinion, we have reviewed, among other things, the MoU, the Registration Statement on Form F-4 and Schedule TO, filed with the U.S. Securities and Exchange Commission by Sanofi-Synthélabo, and the "Note d'Information" of Sanofi-Synthélabo which received the AMF visa on 12 February 2004; annual reports to shareholders of the Company and Sanofi-Synthélabo for the two years ended 31 December 2003; certain interim reports to shareholders of the Company and Sanofi-Synthélabo; certain other communications from the Company and Sanofi-Synthélabo to their respective shareholders; and certain internal financial analyses and forecasts for the Company prepared by its managements. We have held discussions with members of the senior management of the Company regarding certain cost savings and operating synergies projected by the management of the Company and Sanofi-Synthélabo (as per Sanofi-Synthélabo's public information) to result from the Transaction. We have also held discussions with members of the senior management of the Company regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of both the Company and Sanofi-Synthélabo. In addition, we have reviewed the reported price and trading activity for the Shares and the shares of Sanofi-Synthélabo Common Stock, compared certain financial and stock market information for the Company and Sanofi-Synthélabo with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the global pharmaceutical industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

        We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the internal financial forecasts prepared by the management of the Company have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have not had direct access to any non-public information relating to Sanofi-Synthélabo, nor have we been provided the opportunity to participate in any direct discussions with Sanofi-Synthélabo or its advisors in relation to Sanofi-Synthélabo or the terms of the Transaction. We note that the management of the Company and the management of Sanofi-Synthélabo held discussions with respect to the past and current business operations, financial condition and future prospects of Sanofi-Synthélabo, including the current Plavix litigation. In that regard, we did not receive Sanofi-Synthélabo's internal financial analyses and forecasts in connection with this opinion. Accordingly, based on your discussions with management of Sanofi-Synthélabo and with your consent, we have assumed that the research analysts' estimates for Sanofi-Synthélabo published by certain selected brokers and the Institutional Brokers Estimate System are a reasonable basis upon which to evaluate the future financial performance of Sanofi-Synthélabo and we used such estimates in our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or Sanofi-Synthélabo or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We also have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Sanofi-Synthélabo or on the expected benefits of the Transaction in any way

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meaningful to our analysis. For the purpose of this opinion, we also have assumed the risks associated with the Plavix litigation are appropriately reflected in the market price of the Sanofi-Synthélabo Common Stock. Our opinion speaks as of the date hereof, and accordingly we give no opinion as to the fairness of the Consideration in the event of the actual loss of the Plavix patent, however we note that the actual loss of the patent could materially and adversely affect the value of the Consideration.

        Our opinion does not address the underlying business decision of the Company to engage in the Transaction nor are we expressing any opinion as to the prices at which shares of Sanofi-Synthélabo Common Stock will trade at any time. Our opinion also does not address the relative merits of the transaction contemplated pursuant to the Exchange Offer as compared to any alternative transaction or course of action that might be available to the Company. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Supervisory Board of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to whether or not any holder of Shares should tender such Shares in connection with the Exchange. We also make no recommendation as to whether a holder of the Shares should elect to receive the all-cash equivalent or the all-stock equivalent of the Consideration.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration in the aggregate to be received by the holders of Shares in the Exchange Offer is fair from a financial point of view to such holders.

Very truly yours,
/s/ YOËL ZAOUI GOLDMAN SACHS INTERNATIONAL

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ANNEX B

Morgan Stanley & Co. Limited 25 Cabot Square Canary Wharf London E14 4QA tel +44 (0)20 7425 8000 fax +44 (0)20 7425 8990 telex 8812564

25 April 2004

Supervisory Board
Aventis S.A.
16, Avenue de l'Europe
Espace Européen de l'Entreprise
67300 Schiltigheim
France

Registered in England and Wales, No. 2164628.
Registered Office, 25 Cabot Square, Canary Wharf, London E14 4QA
Regulated by the Financial Services Authority

        Members of the Supervisory Board:

        On January 26, 2004, Sanofi-Synthélabo filed an offer (the "Initial Offer") to acquire all of the outstanding ordinary shares, nominal value €3.82 per share ("Aventis Shares") of Aventis S.A. ("Aventis" or the "Company") (the "Transaction"). The terms and conditions of the Initial Offer are fully set forth in the note d'information (the "Note d'Information") that received the Visa 04-0090 dated 12 February 2004 from the Authorité des Marchés Financiers. On April 25, 2004, the Company received from Sanofi-Synthélabo a proposal (the "Proposal") to revise the terms of the Initial Offer (the Initial Offer as so revised is referred to hereafter as the "Offer"). Under the terms of the Offer, Sanofi-Synthélabo is offering €120 net in cash and 5 Sanofi- Synthélabo ordinary shares, nominal value €2.0 per share, ("Sanofi-Synthélabo Shares") in exchange for every 6 Aventis Shares tendered pursuant to the Offer. Sanofi-Synthélabo is also offering a mix and match election pursuant to which Aventis shareholders may elect to receive either (i) €68.93 net in cash in exchange for each Aventis Share tendered or (ii) 1.1739 Sanofi-Synthélabo Shares in exchange for each Aventis Share tendered. The availability of the mix and match elections will however be subject to adjustment in order to ensure that the overall proportion of cash paid in the Offer will not in the aggregate exceed 29% of the total consideration payable based on the average daily closing prices, weighted by volume, of Sanofi-Synthélabo Shares during the calendar month ended January 21 2004. The consideration payable pursuant to the Offer, together with such mix and match election as adjusted, is referred to hereafter as the "Offer Consideration". We express no opinion as to the procedures and limitations applied to determine the mix and match elections.

        You have asked Morgan Stanley & Co. Limited ("Morgan Stanley") for our opinion as to whether the Offer Consideration to be received by the holders of Aventis Shares in the Offer is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of the Company and Sanofi-Synthélabo;

  (ii)
  reviewed certain internal financial and operating data concerning the Company prepared by the management of the Company;

  (iii)
  reviewed certain analyses and forecasts for the Company prepared by the management of the Company;

  (iv)
  discussed the past and current business, operations, financial condition and future prospects of the Company and Sanofi-Synthélabo with senior officers and directors of the Company and other representatives and advisors of the Company;

  (v)
  discussed with members of the senior management of the Company certain cost savings and operating synergies projected by the managements of the Company and Sanofi-Synthélabo (based on public information) to result from the Transaction;

  (vi)
  reviewed the reported prices and trading activity for the Aventis Shares and the Sanofi-Synthélabo Shares;

  (vii)
  compared the financial performance of the Company and Sanofi-Synthélabo and the prices and trading activity of the Aventis Shares and of the Sanofi-Synthélabo Shares with that of certain other comparable publicly-traded companies and their securities;

  (viii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (ix)
  reviewed the "Note d'Information", the Sanofi-Synthélabo Registration Statement on Form F-4 and Schedule TO filed with the U.S. Securities and Exchange Commission and the Proposal;

  (x)
  reviewed such other information, performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial statements, the financial analyses and forecasts and other financial data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not performed any legal due diligence, carried out any accounting or tax review (or given any advice in relation thereto) or made any technical assessment of the assets of the Company or Sanofi-Synthélabo, nor do we assume any liability in respect thereof.

        We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Sanofi-Synthélabo, nor have we been furnished with any such valuations or appraisals. Furthermore we have not had access to any non-public information nor performed any due diligence on any non-public information relating to Sanofi-Synthélabo, nor have we participated in any discussions with Sanofi-Synthélabo or its advisors in relation to Sanofi-Synthélabo or the terms of the Offer. We note that the management of the Company and the management of Sanofi-Synthélabo held discussions with respect to the past and current business, operations, financial condition and future prospects of Sanofi-Synthélabo.

        We have also assumed that the Offer will be consummated on the terms set forth in the Note d'Information as revised by the Proposal. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Morgan Stanley has assumed that in connection with the receipt of necessary regulatory approvals for the Offer, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived from the Transaction.

        For the purpose of this opinion, we have assumed that the risks associated with the pending challenges in the United States and Canada to the validity of the patent for Plavix®, in particular the probability of occurrence of a negative outcome and its financial consequences, are appropriately reflected in the market price of the Sanofi-Synthélabo Shares. This opinion is rendered as of the date hereof and accordingly we give no opinion as to the fairness of the Offer Consideration in the event of

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the actual loss of the Plavix patent before its planned expiry; however, we note that such event could materially and adversely affect the value of the Offer Consideration.

        We have acted as financial advisor to the Supervisory Board of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction. In addition, the Company has agreed to indemnify us in relation to certain liabilities incurred within the scope of our engagement. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for the Company and Sanofi-Synthélabo respectively and have received fees for the rendering of these services. Morgan Stanley and/or its affiliates may, from time to time, engage in transactions and perform services for the Company and/or Sanofi-Synthélabo in the ordinary course of their business. In addition, in the ordinary course of their trading, brokerage and financing activities, Morgan Stanley and/or its affiliates may at any time hold long and short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities or senior loans of the Company and Sanofi-Synthélabo.

        It is understood that this letter is for the information of the Supervisory Board of the Company and is to be used only in connection with and for the purposes of its evaluation of the Offer. It may not be used for any other purpose. This opinion may not be referred to, communicated or disclosed without our prior written consent, save that we hereby consent to a reference to this opinion in a form agreed to by us and the inclusion of the opinion in its entirety in any filing made by the Company in respect of the transaction with the U.S. Securities and Exchange Commission.

        Our opinion does not address the merits of the underlying decision by the Company to proceed with the Offer or to recommend the Offer to its shareholders nor does it constitute a recommendation or opinion by us as to whether Aventis shareholders should tender their Aventis Shares into the Offer. In addition this opinion does not in any manner address the prices at which the Aventis Shares or the Sanofi-Synthélabo Shares will trade at any time including following commencement or closing of the Offer.

        This letter shall be governed by and construed in accordance with the laws of England. We are directing this letter to the Supervisory Board of the Company.

        Based on and subject to the foregoing, we are of the opinion that, on the date hereof, the Offer Consideration to be received by the holders of Aventis Shares in the Offer is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. LIMITED
By:	/s/ MICHAEL ZAOUI

Name:	Michael Zaoui
Title:	Managing Director

B-3

ANNEX C

April 25, 2004

The Supervisory Board
Aventis
Espace Européen de l'Entreprise
16, avenue de l'Europe
67917, Strasbourg

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view to the holders of the outstanding shares of common stock, par value €3.82 per share, of Aventis (the "Aventis Shares") of the Consideration (defined below) to be received in the Transaction (defined below) provided in a Memorandum Of Understanding (the M.O.U), to be entered into between Aventis SA ("Aventis" or "the Company") and Sanofi-Synthelabo SA ("Sanofi-Synthelabo"), pursuant to which Sanofi-Synthelabo shall improve the terms and conditions of the public offer that it filed on Aventis Shares on the 26th of January, 2004 (the "Initial Offer"). As more fully described in the M.O.U, upon consummation Sanofi-Synthelabo will launch an improved (surenchère) public offer (the "Transaction") including a mix and match election feature, whereby as part of the principal offer it will offer to exchange each outstanding Aventis Share for 0.8333 shares of Sanofi-Synthelabo plus €20 in cash, (together, the "Consideration").

        In arriving at our opinion:

  •
  we reviewed a draft dated 25th of April, 2004 of the M.O.U;

  •
  we examined financial statements and certain business and financial information relating to Aventis that was either publicly available or provided to us by Aventis, and we held discussions with certain senior officers, directors and other representatives and advisors of Aventis regarding the past and current business, operations, financial conditions and future prospects of Aventis;

  •
  we examined certain publicly available financial statements and business and financial information relating to Sanofi-Synthelabo, including current and historical market prices of the Sanofi-Synthelabo share and information provided as part of the offer and share registration prospectuses and presentations relating to the Initial Offer;

  •
  the information that we examined and discussed with the management of Aventis included certain financial and operating data concerning the Company, including certain financial analyses and forecasts for Aventis prepared by the Company's management, and certain cost savings and operating synergies to result from the Transaction projected by the management of Aventis or Sanofi-Synthelabo (for the latter as per its public prospectuses and presentations);

  •
  we considered, to the extent publicly available, the financial terms of certain other transactions effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Aventis and Sanofi-Synthelabo.

        In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

Rothschild & Cie l, rue Rabelais 75008 Paris	Téléphone: (33) (0)1 40 74 40 74 Télécopieur: (33) (0)1 40 74 49 69 Télex 641 694 Rotfrer www.rothschild-cie.fr	Société en commandite simple au capital de €1,600,000 349 066 613 RCS Paris TVA FR 73 349 066 613

        In rendering our opinion we have (i) assured and relied upon, without independent verification, the accuracy and completeness or all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us; (ii) assumed that all of the respective financial and tax estimates, forecasts and other information that were provided to or discussed with us, including the assessment of the synergies (and the timing of the realization thereof) expected to result from the Transaction, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Aventis and Sanofi-Synthelabo; (iii) assumed, with your consent, that the final terms of the M.O.U, will not vary materially from those set forth in the drafts reviewed by us and that the Transaction will be consummated in accordance with the terms of the M.O.U. including its ancillary agreements and exhibits, without waiver, modification or amendment of any material term and without any material delay, limitation, restriction or condition to obtain necessary regulatory or third party approvals, consents or releases.

        For the purpose of this opinion, we have assumed that the risks associated with the Plavix® litigation, in particular the probability of occurrence of a negative outcome and its financial consequences, are appropirately reflected in the market price of the Sanofi-Synthelabo shares. Our opinion is rendered as of the date hereof and, accordingly, we give no opinion as to the fairness of the Consideration in the event of the actual loss of the Plavix patent before its planned expiry; however, we note that such event could materially adversely affect the value of the Consideration paid by Sanofi-Synthelabo.

        Our opinion, as set forth herein, addresses only the fairness to the holders of Aventis Shares, from a financial point of view and as of the date hereof, of the Consideration to be received in the Transaction and does not address any other matter. We are not expressing any opinion as to what the value of the Sanofi-Synthelabo share actually will be when issued pursuant to the M.O.U. or the price at which the Sanofi-Synthelabo share will trade or can be sold at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Aventis or Sanofi-Synthelabo nor have we made any physical inspection of the properties or assets of Aventis or Sanofi-Synthelabo. Furthermore, we have not had access to a non-public information nor performed any due diligence on any non-public information relating to Sanofi-Synthelabo, nor have we participated in any discussion with Sanofi-Synthelabo or its advisors in relation to Sanofi-Synthelabo or the terms of the Transaction. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

        Rothschild & Cie has acted as financial advisor to Aventis connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We and/or our affiliates have provided in the past; and currently provide, services to the Company, for which services we and such affiliates have received and expect to receive compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Aventis and Sanofi-Synthelabo for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates may maintain relationships with Aventis, Sanofi-Synthelabo and their respective affiliates.

        Our advisory services and the opinion expressed herein are provided for the information of the Supervisory Board of Aventis in its evaluation of the proposed Transaction, and may not be reproduced, published or otherwise used or referred to, nor shall any public reference to Rothschild & Cie be made, without our prior written consent, save that we hereby consent to a reference to this opinion in a form to be agreed by us and the inclusion of this letter in its entirety in any filing made by the Company in respect of the Transaction with the US Securities and Exchange Commission.

C-2

        Our opinion does not address the merits of the decision by the Supervisory Board of the Company to proceed with the Transaction and does not constitute a recommendation or an opinion by us as to whether holders of Aventis Shares should accept the offer by Sanofi-Synthelabo and tender their shares.

        This letter shall be governed and construed in accordance with the laws of France.

        Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received in the Transaction is fair, from a financial point of view to the holders of Aventis Shares.

Very truly yours,

/s/ OLIVIER PÉCOUX	/s/ PHILIPPE LE BOURGEOIS
Olivier Pécoux General Partner Rothschild & Cie	Philippe Le Bourgeois General Partner Rothschild & Cie

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